1/5/98


                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                  and the twelve months ended November 30, 1997


                                                                                                                           Twelve
                                                                                                                           Months
                                                                                                                            Ended
                                                                          Year ended December 31,                       November 30,
                                                       ==============================================================
                                                          1992        1993             1994          1995       1996        1997
                                                          ====        ====             ====          ====       ====        ====
                                                       -----------------------------Thousands of Dollars----------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $1,004,886   1,034,795     $  927,336    $  959,692 $  875,626   $  865,670
      Federal and state income taxes                      165,667     266,771        360,380       411,675    383,668      449,830
      Deferred  income taxes, net                         194,748     168,372         34,130        35,367     35,830      (57,201)
      Deferred  investment  tax credits                    (5,704)    (18,274)          (489)        1,127          -            -
      AFUDC - Debt funds                                    8,459       8,294         11,613        12,123     11,452        9,155
                                                       -----------  ----------    -----------   ---------- -----------  -----------
         Earnings as defined                           $1,368,056   1,459,958     $1,332,970    $1,419,984 $1,306,576   $1,267,454
                                                       ===========  ==========    ===========   ========== ===========  ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $  404,854     345,552     $  308,611    $  257,092 $  210,149   $  198,022
   Interest on interim  obligations                         9,694      15,530         17,529        21,463     15,478        7,473
   Amort of debt disc, premium  and expense, net            7,891      14,087         15,776        15,846     14,802       14,317
   Other interest  charges                                 12,426      47,393         23,483        20,400     21,296       58,087
                                                       -----------  ----------    -----------   ---------- -----------  -----------
         Fixed charges as defined                      $  434,865     422,562     $  365,399    $  314,801 $  261,725   $  277,899
                                                       ===========  ==========    ===========   ========== ===========  ===========



RATIO OF EARNINGS TO FIXED CHARGES                           3.15        3.46           3.65          4.51       4.99         4.56
                                                             ====        ====           ====          ====       ====         ====


Note: The above figures have been adjusted to give effect to Georgia
      Power Company's 50% ownership of Southern Electric Generating
      Company.